EXHIBIT 23.1





                               Arthur Andersen LLP











                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS





As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-3 (relating to Savannah Electric Capital Trust I Preferred Securities, Savannah Electric Capital Trust I Capital Securities, Savannah Electric and Power Company Junior Subordinated Notes, Savannah Electric and Power Company Senior Notes and Savannah Electric and Power Company Guarantees with respect to Preferred Securities and Capital Securities of Savannah Electric Capital Trust I) of our reports on Savannah Electric and Power Company dated February 12, 1997 included in Savannah Electric and Power Company's Form 10-K for the year ended December 31, 1996 and to all references to our firm included in this Registration Statement.


/s/Arthur Andersen LLP




Atlanta, Georgia
February 10, 1998